EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bancorp Announces Amended Quarter-End Results

Tracy, California - May 20, 2008


         Service 1st Bancorp (the "Company", OTCBB: SVCF), parent holding company for Service 1st Bank (the "Bank") and Charter Services Group, Inc., today announced an amendment of its press release issued May 6, 2008, announcing the Company's financial results for the quarter ended March 31, 2008. The amendment includes reductions for the quarter ended March 31, 2008 to (a) net income from $301,914 as reported to $159,625; (b) basic earnings per share from $.13 as reported to $.07; and (c) diluted earnings per share from $.13 as reported to $.07.

         The adjustments to net income and earnings per share were related to an adjustment to the Company's provision for loan losses net of tax expense resulting from an increase in the loan loss provision of $186,000 after reevaluating the potential loss on a participation loan. The borrower on the participation loan sued the Bank in its capacity as a participant on the loan along with the lead bank and another participant bank. The details of this lawsuit are described in the Company's Form 8-K filed on May 15, 2008, which includes the complaint filed in the matter as an exhibit.

         The following amended discussion of the Company's results of operations for the quarter ended March 31, 2008 reflects the above-described adjustments:

               Service 1st Bancorp Announces First Quarter Results

Service 1st Bancorp (the "Company", OTCBB:SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., announced first quarter 2008 financial results. The Company ended March 31, 2008 with total assets of $243,570,889 compared to $211,903,081 for the same period of 2007, representing an increase of 14.9%. Total assets for the first quarter of 2008 increased 5.4% compared to total assets of $231,075,943 at year-end 2007.

Total deposits for the period ending March 31, 2008 were $214,727,862 compared to $183,901,805 at March 31, 2007, for an increase of 16.8%. Total net loans were $126,097,373 representing an 11.6% increase over $112,991,084 at March 31, 2007. Compared to year-end 2007, total deposits and total net loans increased in the first quarter of 2008 by 11.6% and 6.1%, respectively, from total deposits of $202,405,646 and total net loans of $113,169,164.

Net Income for March 31, 2008 was $159,625 compared to $113,139 for the first quarter of 2007. This reflects per share diluted earnings of $.07 for the first quarter of 2008 compared to $.05 for the first quarter of 2007. Net interest income at March 31, 2008 increased marginally to 8.1%, while expenses declined 13.2%. The combined effect of the increase in net interest income and decline in expenses resulted in an improvement of 75.0% in net income for the first quarter. "It is gratifying to see an improvement in earnings. The steps taken last year to reduce operating expenses has had a beneficial impact on the first quarter results," said John O. Brooks, Chief Executive Officer of Service 1st Bancorp and Service 1st Bank.

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First quarter 2008 results included an additional contribution to loan loss reserves of $303,000, as compared to no contributions in the first quarter of 2007. "The unsettled economic environment poses many challenges to the financial sector and the Company continues to evaluate methods to improve profits without increasing the risk profile of the Company," said Mr. Brooks.

"I am pleased to report that we have experienced a small improvement to our operating margins in the first quarter due to the rate sensitive deposit pricing strategy we implemented, which has allowed us to adjust our pricing somewhat commensurate with reductions by the Federal Reserve in the discount rates, however, additional reductions in the discount rates could adversely affect our operating margins due to competitive pricing factors and timing of adjustments." said Mr. Brooks.

About Service 1st Bank and Charter Services Group, Inc.:
-------------------------------------------------------
Service 1st Bank operates three full service branch offices in Lodi, Stockton, and Tracy. Charter Services Group, Inc. operates from an office in Lodi. For inquiries or comments please contact John Brooks at (209) 820-7953 or Robert Bloch at (209) 820-7923, respectively.

Forward Looking Statements:
--------------------------
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
-------------------
John Brooks                                     Robert Bloch
Chairman & Chief Executive Officer              Chief Financial Officer
Service 1st Bancorp and                         Service 1st Bancorp and
Service 1st Bank                                Service 1st Bank
(209) 820-7953                                  (209) 820-7923
jbrooks@service1stbank.com                      rbloch@service1stbank.com


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